[ARMOR HOLDINGS, INC. LOGO]                       FOR IMMEDIATE RELEASE
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Company Contact:                      Media Contact:                              Investor Relations Contact:
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ROBERT R. SCHILLER                    MICHAEL FOX                                 JAMES R. PALCZYNSKI
President & Chief Operating Officer   President, Corporate Communications Group   Principal
Armor Holdings, Inc.                  Integrated Corporate Relations, Inc.        Integrated Corporate Relations, Inc.
904.741.5400                          203.682.8218                                203.682.8229
WWW.ARMORHOLDINGS.COM                 mfox@icrinc.com                             JP@ICRINC.COM
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     ARMOR HOLDINGS, INC. REACHES SETTLEMENT AGREEMENT ON CLASS ACTION SUIT

  AMERICAN BODY ARMOR ANNOUNCES WARRANTY REVISION AND PRODUCT EXCHANGE PROGRAM

       -- ONE BULLET RESISTANT VEST MODEL USING ZYLON(R) TO BE AFFECTED --

          -- COMPANY REITERATES FULL-YEAR GUIDANCE OF $2.05 TO $2.15 --

     JACKSONVILLE, FLORIDA - AUGUST 12, 2004 - ARMOR HOLDINGS, INC. (NYSE:AH), a
leading manufacturer and distributor of security products and vehicle armor systems, today announced that following extensive testing and analysis, it is revising its warranty and offering product replacement to its customers for one of its models of bullet-resistant vests that uses Zylon(R). The company has reduced the warranty period from 60 months to 30 months for its ABA Xtreme ZX(R)
vest (Level II and Level IIIA), effective immediately. In addition, an exchange program has been implemented that, among other things, enables ZX vest owners to select either a new vest of the same model, or any other vest in the American
Body Armor(TM), PROTECH(TM), or Safariland(R) product lines at no cost to the owner. ZX vests that have been in service more than 30 months will be replaced first; other exchanges will be made on a rolling basis from the earliest shipped date to the most recent. Based on current testing, vests that incorporate
Zylon(R), other than the ABA Xtreme ZX(R) model, will retain their original warranty.

     The Company also announced today that it has reached a settlement agreement with respect to a class action lawsuit filed against it by the Southern States
Police Benevolent Association (Southern States PBA) in April 2004 because of concerns regarding the performance of Zylon(R) vests. All of the potential class members in the only other Zylon(R)-related class action lawsuit filed against the Company by National Association of Police Organizations, Inc. (NAPO), in Lee
County, Florida, are also among the class members in the Southern States PBA case and are therefore covered by the terms of the settlement. Accordingly, the
Company believes that the NAPO lawsuit should be dismissed and will take action to seek dismissal of that action.

     The Company currently believes that its share of the total costs associated with the above settlement and product exchange program will be non-recurring and not meaningful in the context of the Company's balance sheet or its business operations as a whole. Further, the Company continues to be comfortable with its guidance for full-year earnings per share of $2.05 to $2.15, now inclusive of these costs.

                                     -more-

                                       -2-

     Robert Schiller, President and Chief Operating Officer of Armor Holdings,
Inc. said, "Along with our suppliers, we have an overarching commitment to provide the best safety products possible to the law-enforcement community. In keeping with that mission, although we have not seen any failures in the field, we are immediately reducing the warranty period of one of our models of bullet-resistant vests. Testing of these vests began in 2003 and was conducted both by the Company and by a leading independent product-testing laboratory.
More than 40 law-enforcement agencies participated in and witnessed the tests of the vests they submitted for evaluation. In our opinion, the results indicate that the ZX model of vests should include a warranty shorter than the previous
60-month period. In addition to being the most responsible course of action we can take, we are pleased that our warranty revision and product replacement plan are also satisfactory to the Southern States PBA and other plaintiffs who have agreed to settle their lawsuit. We share and respect the commitment to the safety of the law-enforcement community that prompted their actions and their willingness to work with us to come to a timely and reasonable conclusion."

     Mr. Schiller continued, "It is important to note that our testing program for all of the bullet-resistant vests that we manufacture, VestCheck(TM), will be an ongoing focus for Armor Holdings. We are committed to working with the
National Institute of Justice (NIJ), the law enforcement community, and other important industry participants to reach a better understanding of, and standards for, the performance of used vests. While all of the vests we manufacture meet the rigorous testing standards set by the NIJ before being put into service, the lack of similar standardized performance standards for used vests is an issue that we are committed to addressing."

     Mr. Schiller concluded, "We understand the responsibilities that come with our leadership position in this industry. As leaders, we believe that the actions we have announced today demonstrate the intense loyalty and commitment we have to the law-enforcement community. In addition, it is our hope and intention that these recent issues and our response to them will act both as an example for other companies that serve this market and as a catalyst for innovation. We believe it's imperative that our customers in the law-enforcement community have a high degree of confidence in the safety of this life saving piece of equipment."

ABOUT ARMOR HOLDINGS, INC.
Armor Holdings, Inc. (NYSE: AH) is a diversified manufacturer of branded products for the military, law enforcement, and personnel safety markets.
Additional information can be found at www.armorholdings.com.

Certain matters discussed in this press release constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. The Company may use words such as
"anticipates," "believes," "plans," "expects," "intends," "future," and similar expressions to identify forward-looking statements. These risks and uncertainties are described in the Company's filings with the Securities and
Exchange Commission, including the company's Registration Statement on Form S-3, its 2003 Form 10-K, Form 10K/A, and most recently filed Forms 10-Q.